EX-10.14


                           CHAMPIONLYTE PRODUCTS, INC.
                           1356 N. W. Boca Raton Blvd.
                              Boca Raton, FL 33432


                                                        February 5, 2002

Mr. Don J. Blaustein
3175 Westminster Drive
Boca Raton, Florida 33496

                  Re:      Employment Agreement

Dear Don:

                  This will confirm the terms under which ChampionLyte Products, Inc. ("Company") has agreed to employ you and under which you have agreed to be employed by the Company:

                  1.  Employment commencement date:  January 28, 2002

                  2.  Employment termination date:   April 30, 2002

                  3.  Title:   Interim Chief Operating Officer

                  4. Responsibilities: You will have general responsibility for marketing, sales and operations of the Company, and will report to the President and CEO.

                  5. Compensation: As compensation for your services, we will grant you options under the Company's 1999 Stock Incentive Plan to purchase 100,000 shares of the Company's Common Stock at the price of $.10 per share (the "Exercise Price"). The term of the options will be 5 years from the date of vesting in accordance with the following paragraph.

                  6.  Vesting of Stock Options:   Stock options will vest after
                      the employment termination date in accordance with the schedule set forth below:


                            33,333 options on April 30, 2002; 33,333
                            options on July 31, 2002; and 33,334
                            options on October 31, 2002.

                      Solely in connection with the first installment of options to be issued on April 30, 2002, you have the option to exercise all or some of such options on a cashless basis, subject to a maximum cash benefit of $15,000. Exercising the options on a "cashless basis" shall mean that upon your surrender of an option to purchase a share of Common Stock, the Company will pay you an amount equal to the excess of (i) the average between the final bid and asked prices of the Company's Common Stock on the date of exercise over (ii) the exercise price of the option. To the extent that fewer than all of the options issued on April 30, 2002 are exercised on a cashless basis, whether because the maximum cash benefit has been reached or because you elect to do so, the remaining options may still be exercised in accordance with Paragraph 7.

                      If the Company terminates you without cause prior to the termination date, the number of options will be prorated by dividing the number of days worked for the Company during the term by the total number of working days during the term and multiplying the result by 100,000.

                      If the Company terminates you for cause or you terminate your employment voluntarily prior to the termination date, than the stock options will not vest.

                  7. Termination for Cause: The Company may terminate you for cause at any time during the term on three (3) days notice due to dishonesty, fraud or similar misconduct in the conduct of your employment or your commission of a crime of moral turpitude during the term of the employment period.

                  8.  Renewal:   Upon the completion of the employment term,
                      employment may be continued upon the mutual agreement of the parties.

                  Please confirm your agreement to the foregoing by signing and dating in the place provided.

                  We are delighted that you have joined our team and we are looking forward to a successful term.

                                            Sincerely,

                                            CHAMPIONLYTE PRODUCTS, INC.

                                        BY: /s/ Alan Posner
                                            -----------------------
                                            ALAN POSNER
                                            CHIEF EXECUTIVE OFFICER


/s/ Don J. Blaustein
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DON J. BLAUSTEIN

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DATE